Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated 31 October 2016, with respect to the consolidated financial statements of Delta Topco Limited included in Post-Effective Amendment No. 1 to the Registration Statement and related Prospectus of Liberty Media Corporation for the registration of its Series C common stock.

/s/ Ernst & Young LLP

London, United Kingdom

23 January 2017